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                      E. I. du Pont de Nemours and Company
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

                              The Facts About PFOA

Health
------

Health Effects

To date, there are no known human health effects associated with PFOA. Based on health and toxicological studies conducted by DuPont and other researchers, DuPont believes the weight of evidence indicates that PFOA exposure does not pose a health risk to the general public.

DuPont is conducting a two-phase employee health study on PFOA at our Washington Works site located near Parkersburg, W.Va. Results from the first phase of more than 1,000 workers indicate no association between exposure to PFOA and most of the health parameters that were measured. From the DuPont study, the only potentially relevant association is a modest increase in some, but not all, lipids (e.g. cholesterol) in some of the highest exposed workers. It is unclear if this association is caused by PFOA exposure or is related to some other variable. DuPont is consulting with medical and other scientific experts to design and conduct appropriate follow-up testing. Results from the second phase of the study are expected in 2006.

In August 2005, medical researchers from the University of Pennsylvania released the results of a study of 326 residents of four communities in southeastern Ohio who live near the DuPont Washington Works plant. The study was funded through a four-year Environmental Justice Partnership grant from the National Institute of Environmental Health Sciences. The study reported no relationship between elevated PFOA levels and blood-test results that would indicate liver damage or a history of liver disease (including cirrhosis, hepatitis, and any other liver condition), or thyroid damage or a history of thyroid disease.

DuPont disputes claims from the DuPont Shareholders for Fair Value worker blood monitoring. These allegations are from a surveillance report for the Washington Works site which compared mortality rates in Washington Works employees to the U.S. DuPont employee population. No conclusions about potential health effects associated with PFOA exposure can be drawn from this report because it did not categorize exposure to PFOA and most Washington Works employees have never worked with PFOA. DuPont will complete an employee health study on PFOA at its Washington Works site this year.

Environmental
-------------

EPA 2010/15 PFOA Stewardship Program

On January 25, 2006, the EPA announced a voluntary industry initiative that could virtually end public exposure to PFOA. In announcing the program, Susan Hazen of EPA said in a news briefing, "I am pleased to say that DuPont has already responded to Administrator Johnson's letter, and they have alerted us they are formally committed to the program. I would like to commend them for their leadership in moving to voluntarily reduce their emissions and uses of PFOA and I am hopeful that others will follow." Also, the Environmental Working Group (EWG) said, "as harshly as we have singled out DuPont for criticism for its past handling of PFOA pollution, today we want to single out and commend the company, and acknowledge its leadership going forward. We discern in this agreement the DuPont company at its best: forward looking, environmentally sensitive, setting the pace for a cleaner chemical industry, and committed to applying its formidable powers of invention to eliminate pollution from this family of chemicals where they can, and severely restrict it everywhere else. Eventually, we hope DuPont and other companies will find ways to operate without the use of persistent toxic chemicals altogether."

EPA Science Advisory Board

On February 14, 2006, the Science Advisory Board (SAB) released its draft report which included the recommendation to classify PFOA as a "likely" carcinogen. The EPA is considering the SAB report, along with the latest scientific information and cancer/health studies, not considered by the SAB, before the Agency makes a regulatory decision for PFOA.

DuPont disputes the cancer classification of "likely" recommended in the SAB report because it is based on laboratory studies in rats, and does not adequately reflect human health data that show no health effects. The company supports the position of those panel members who agreed with EPA's current draft risk assessment that states PFOA should be classified as a "suggestive" carcinogen. The SAB report represents a science-based review/recommendation to the U.S. EPA - not a definitive conclusion - but widely misreported in media as a conclusion. DuPont continues to support the EPA risk assessment process. A final risk assessment by the EPA could take up to two years. While a final risk assessment is pending, the EPA draft assessment continues to include a classification of "suggestive".

EPA Proposed Rule on Polymer Exemption

The proposed changes to the EPA polymer exemption rule will have a negligible impact on DuPont's Fluorotelomer business. For products sold in the U.S. we have generally not relied on the Polymer Exemption, but rather completed the necessary toxicology work and other requirements in order to have our products listed on the Toxic Substances Control Act (TSCA) inventory. DuPont's focus is on meeting our emissions reduction targets and reductions in the already low levels of PFOA and precursors in our products. The Polymer Exemption will not impact our ability to meet those commitments, since our products are already TSCA inventory listed. Further, the proposed rule does not alter our belief, confirmed by the EPA, that our products are safe.

DuPont Fayetteville Site

Since October 2002, DuPont has been producing PFOA at its Fayetteville Works site in North Carolina. Presently, PFOA is not regulated by the U.S. EPA or by the N.C. Department of Environment and Natural Resources (DENR). DuPont has been voluntarily submitting groundwater and surface-water monitoring results to DENR since we began our monitoring program in 2003. DENR officials have publicly complimented our site on a history of timely submission of regulatory reporting. The EPA and DENR participated in our annual, on-site monitoring program in January 2006. We welcome further involvement from both agencies, as their participation will only strengthen our programs. Also, in a continuing effort of transparency, DuPont has proactively shared its monitoring results with employees, neighbors, the Community Advisory Board and the media, and will continue to do so.

Consumer Products
-----------------

Environmental Working Group/Glenn Evers Allegations

Allegations made by Environmental Working Group (EWG) and a former DuPont employee, Glenn Evers, that food-contact paper made with DuPont materials contain unsafe levels of PFOA are false. These products are safe for consumer use. The Food and Drug Administration (FDA) has researched this very question using state-of-the-art methodology and measurement techniques and the agency continues to routinely monitor new developments in scientific knowledge. FDA has cleared these materials for consumer use since the late 1960s, and DuPont has complied with FDA regulations and standards regarding these products.

Published FDA research found trace migration of fluorotelomer products to food simulants but found PFOA to be below the level of quantification in the extracts (Begley, T., et al Food Additives and Contaminants 22 (10) 2005). A FDA letter to DuPont stressed fluorotelomer exposure does not equate to PFOA exposure. The FDA continues to state that these materials are safe for consumer use. Dr. Paul Honigfort. Consumer Safety Officer, Office of Food Additive Safety wrote in that letter, "At this time, we have no reason to change our position that the use of both perfluorocarbon resin and telomer-based coatings are safe".

In addition, a FDA letter to the EWG describes EWG claims as "irrelevant to the safety determination on the use of Zonyl(R) and the company would not have been required to provide this information to FDA". The letter also provides FDA's estimate that consumers who use food contact paper made with DuPont materials are exposed to levels of the food contact substance that are "approximately 45 times lower than the 0.2 ppm (0.6 mg/day) concentration in the diet determined to be safe in 1967". Dr. George Pauli, FDA Associate Director for Science Policy of Office of Food Additive Safety commented in a media story (Bloomberg, November 17, 2005) that FDA currently has no limit on how much of the chemical can be absorbed in the food, and DuPont was under no obligation to provide the FDA with internal company documents about regulated products.

Non-stick Cookware in China

In response to public concern in China over quality and safety of Teflon(R) coated non-stick cookware, the General Administration of Quality Supervision, Inspection & Quarantine (AQSIQ) said that locally produced non-stick cookware which meets the compulsory national standards are assured for product quality and safety. The products are safe for consumer use.

In July 2004, the so-called "Teflon Incident" was likely to have been caused by some media's misreporting. This confusion created a negative impact on both consumers and the industry. Consumers were not buying and products were removed from retail. When the General Administration of Quality Supervision, Inspection & Quarantine (AQSIQ) released the test results indicating locally produced non-stick cookware were safe for consumer use in October of 2004, this incident subsided. Regarding current conditions, non-stick cookware export from China achieved double-digit growth in 2005.

DuPont is engaging with regulatory authorities around the world and working to share the science on PFOA. In addition, we are sharing the voluntary reduction commitment made to the EPA which is global in scope.

California Proposition 65

In February 2006, a coalition of environmental and labor groups announced the submission of a petition to place PFOA under California Proposition 65.

Proposition 65, also known as the Safe Drinking Water and Toxic Enforcement Act of 1986, requires the State to publish a list of chemicals known to cause cancer, birth defects or other reproductive harm. Businesses are required to provide a clear and reasonable warning before knowingly exposing anyone to a listed chemical, unless exposure is low enough to pose no significant risk of cancer or is significantly below levels observed to cause birth defects or other reproductive harm.

DuPont believes that PFOA should not be listed under Proposition 65 and thus opposes this request. Published, peer-reviewed health and toxicological studies conducted by DuPont and other researchers have shown no known human health effects associated with PFOA. The weight of the evidence indicates that PFOA exposure does not pose a health risk to the general public. Given the status of present reviews of this chemical by federal agencies that constitute "authoritative bodies" for purposes of Proposition 65, there is no basis for the California Office of Health Hazard's Carcinogen Identification Committee to consider PFOA at all at the present time, and certainly no basis for doing so on an expedited basis.

Legal
-----

West Virginia Class Action

In February 2005, DuPont reached final settlement of a class action lawsuit brought by residents near its West Virginia plant regarding releases of PFOA from the plant. The settlement placed priority on the community rather than on a lengthy legal proceeding that could have taken years to litigate. The settlement also provided benefit to both the plaintiffs and the company by taking reasonable steps to seek solutions based on science.

Under the terms of the settlement, DuPont agreed to provide cash payments and expenditures valued at $85 million, plus attorneys' fees of $23 million in West Virginia and Ohio. The settlement also addressed contingent medical monitoring funding with cash guarantees of up to $235 million in the event that an independent science panel of experts determines that such monitoring is necessary. The independent science panel is not expected to issue their findings for several years.

EPA TSCA 8(e) Settlement

On December 14, 2005, EPA announced that it reached a settlement with DuPont to resolve two administrative complaints the agency had brought against the company in July and December 2004. The complaints alleged the company failed to report information about PFOA risks, violating the Toxic Substances Control Act (TSCA) and the Resource Conservation and Recovery Act (RCRA). DuPont agreed to pay civil fines of $10.25 million and to fund two environmental monitoring projects in the local community for an additional $6.25 million. DuPont expects the projects will be completed by December 2009. DuPont settled the complaint without admitting liability.

EPA said the TSCA requirements meant the company should have reported observed PFOA levels in the umbilical cord from one pregnant woman. But DuPont said it found only trace amounts of PFOA in the employees, and that these levels did not meet the "substantial risk" threshold for TSCA reporting. EPA also said DuPont should have reported the incidents starting in the mid-1980s when it found water samples with PFOA levels higher than the company's internal exposure guidelines. DuPont countered that reporting was unwarranted because the amount of the levels found were significantly less than the level determined to pose "no risk of deleterious effect" to human health by a multi-agency panel of scientists, including EPA experts. It also said the information about PFOA in the women's and infants' blood did not constitute a toxicology report that would be reportable.

Consumer Products Class Actions

Sixteen class actions have been filed in federal district courts against DuPont on behalf of consumers who purchased cookware with Teflon(R) non-stick coating. These class actions claim that DuPont materially misrepresented the safety of this cookware, which allegedly is made with, contains, and/or releases harmful and dangerous substances, including PFOA. In addition, a motion was filed by a single plaintiff in the Superior Court for the province of Quebec, Canada seeking authorization to institute a class action on behalf of all Quebec consumers who have purchased or used kitchen items, household appliances or food-packaging containing Teflon(R) or Zonyl(R) non-stick coatings. [See "EWG/Evers Allegations" for additional details about these allegations.] The company believes these lawsuits are without merit and will defend itself vigorously.

These lawsuits make allegations concerning what happens during extreme heating of cookware and also take allegations from the scientific debate concerning PFOA--which is an environmental and workplace issue that DuPont has addressed responsibly while working in conjunction with the EPA--and to try to turn them into a consumer products safety issue. Contrary to the allegations, no reliable evidence demonstrates that there is danger to consumers from using Teflon-coated pots and pans under normal cooking conditions. Cookware coated with Teflon(R) is safe when used properly. In fact, over the past 40 years, there is only one documented case of a minor health effect as a result of non-stick cookware. Independent U.S. public agencies have studied non-stick coatings and have approved their use. The Food and Drug Administration, the leading U.S. health regulatory agency, has found non-stick coating acceptable for conventional kitchen use.

Moreover, studies by DuPont and others, using FDA standard testing methods, have found no detectable levels of PFOA in non-stick coatings sold under the Teflon(R) brand. No study has detected a significant amount of PFOA in Teflon-coated cookware. After reviewing a recent paper reporting work done by an FDA scientist and others, the FDA stated that "the potential for PFOA migration from perflourocarbon resins used on cookware is negligible." Also, the U.S. Consumer Product Safety Commission rejected a petition to require a label warning for non-stick coatings. Health regulatory agencies across the globe have approved the use of Teflon(R) coatings for non-stick cooking surfaces.

According to the U.S. Environmental Protection Agency (EPA), "the information that EPA has available does not indicate that the routine use of household products poses a concern. At the present time, EPA does not believe there is any reason for consumers to stop using any products because of concerns about PFOA. EPA wants to emphasize that it does not have any indication that the public is being exposed to PFOA through the use of Teflon(R)-coated or other trademarked nonstick cookware."

Additional Information
----------------------

The company has provided additional information on PFOA on the company's web site. www.pfoa.dupont.com












This document contains forward-looking statements based on management's current expectations, estimates and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in DuPont's 2005 annual report on Form 10-K under Cautionary Statements and Risk Factors, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, and policies, including those enacted to regulate the discharge of materials into or to otherwise protect the environment, of countries in which the company does business; and changes in current estimates of contingent liabilities, including litigation, which could arise from, for example, a final adverse judgment, significant settlement or changes in applicable law.